Exhibit 99.1

DOLLAR TREE, INC. REPORTS RESULTS FOR THE
FOURTH QUARTER AND FISCAL YEAR 2018

~ Consolidated Sales of $6.21 Billion; Enterprise Same-Store Sales Increased 2.4% ~
~ Same-Store Sales by Segment: Dollar Tree +3.2%, Family Dollar +1.4% ~
~ Accelerates Plans for Improving Family Dollar Performance;
Takes Non-Cash Charge against Acquisition Goodwill ~
~ Plans New Round of Testing of Multi-Price Points at Select Dollar Tree Stores
While Reiterating Brand’s Value Commitment to Core Customer Base ~

CHESAPEAKE, Va. - March 6, 2019 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported financial results for its fourth quarter and fiscal year ended February 2, 2019.

“Sales for the quarter were strong,” stated Gary Philbin, President and Chief Executive Officer. “Our results demonstrate the increasing strength of the Dollar Tree brand, and accelerated progress on the Family Dollar turnaround, as Family Dollar delivered its strongest quarterly same-store sales growth of the year.”

Philbin continued, “We are confident in our progress and we have good momentum. Our merchants at both banners have delivered a 2019 plan that we believe overcomes most of the effect of tariffs at the 25% level, and provides opportunity for margin improvements if tariffs are not increased. We moved aggressively in the fourth quarter to optimize Family Dollar’s performance, including closing 84 stores and announcing plans to renovate at least 1,000 stores in 2019. The renovated stores will include new $1.00 Dollar Tree merchandise sections. Approximately 200 Family Dollar stores will be re-bannered to Dollar Tree, and we plan to close as many as 390 Family Dollar stores this year. We also recorded an inventory reserve in part because of the different inventory needs of this new optimized store base. Excluding this markdown and the non-cash goodwill impairment charge related to Family Dollar, the combined companies performed well in the quarter.”

Fourth Quarter Results

In the fourth quarter, the Company incurred several discrete charges, as described below:

•
Based on the Company’s strategic and operational reassessment of the Family Dollar segment, management determined there were indicators that the goodwill of the business may be impaired. Accordingly, a goodwill impairment test was performed in the fourth quarter of fiscal 2018. The results of the impairment test showed that the fair value of the Family Dollar business was lower than the carrying value resulting in a $2.73 billion non-cash pre-tax and after-tax goodwill impairment charge.

•	$40.0 million SKU rationalization markdown reserve related to the Family Dollar segment.

•	$13.0 million non-cash impairment of certain store assets.

•	$1.5 million acceleration in non-cash deferred financing costs associated with the prepayment of the Company’s $782 million term loan facility.

Discrete items, or adjustments, for fiscal 2018 and 2017 are included in the Reconciliation of Non-GAAP Financial Measures within the tables of this earnings release.

For the fourth quarter, including the impact of each of the items listed above, the Company reported a GAAP loss per share of $9.66. Adjusted earnings per share for the quarter, excluding the impact of the identified items, was $1.93, near the high end of the Company’s guidance range.

Consolidated net sales for the thirteen-week fourth quarter 2018 were $6.21 billion, compared to $6.36 billion in the prior year’s fourth quarter, which included fourteen weeks. Excluding $406.6 million of sales from the extra week in the prior year’s quarter, consolidated net sales increased 4.2%. On a constant currency basis, enterprise same-store sales increased 2.4% (or 2.3% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Dollar Tree banner increased 3.2% on a constant currency basis (or 3.1% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Family Dollar banner increased 1.4%.

Gross profit for the quarter was $1.91 billion, compared to $2.10 billion in the prior year’s fourteen-week quarter. As a percentage of sales, gross margin decreased to 30.8% compared to 33.0% in the prior year. The decline was driven primarily by higher markdowns, including a $40.0 million SKU rationalization markdown reserve at Family Dollar, domestic freight, shrink, distribution costs, and occupancy costs which de-levered due to cycling the extra week in the prior year’s fourth quarter, partially offset by lower merchandise costs.

Selling, general and administrative expenses for the quarter, including discrete charges, were 65.4% of sales compared to 21.0% of sales in the prior year's fourth quarter. Excluding the discrete charges from the current year’s quarter and the receivable recovery and workers compensation reserve from the prior year’s quarter, selling, general and administrative expenses were flat at 21.3% of sales for the current and prior year’s quarters.

Including discrete charges, operating loss for the quarter was $2.15 billion compared with operating income of $765.6 million in the same period last year. Excluding the discrete charges from the current year’s quarter and the receivable recovery and workers compensation reserve from the prior year’s quarter, operating income for the quarter was $632.6 million compared with $743.2 million in the same period last year and adjusted operating income margin was 10.2% in the current quarter compared to 11.7% of sales in last year’s fourteen-week quarter.

The Company's effective tax rate for the quarter was 5.1% compared to a benefit of 50.4% in the prior year period. The rate in 2018 is the result of the goodwill impairment charge not being tax deductible. The prior year benefit was the result of the Tax Cuts and Jobs Act (“TCJA”). Among other changes to existing tax laws, the TCJA reduced the federal corporate tax rate from 35% to 21% effective January 1, 2018. The effective tax rate for the prior year’s quarter included a $562.0 million non-cash benefit resulting from the re-measurement of the Company’s net deferred tax liabilities to reflect the lower statutory rate of 21%. The total benefit from the TCJA for the fourth quarter of fiscal 2017 was $583.7 million.

Net loss for the quarter, including discrete charges, was $2.31 billion and GAAP diluted loss per share was $9.66 compared to diluted earnings per share of $4.37 in the prior year’s quarter. On an adjusted basis, diluted earnings per share increased 2.1% to $1.93 compared to an adjusted $1.89 in the prior year’s fourteen week-quarter. The extra week in the fourth quarter of 2017 contributed $0.21 to earnings. On a comparable 13-week basis, adjusted diluted earnings per share increased 14.9%.

During the quarter, the Company opened 143 stores, expanded or relocated 14 stores, and closed 84 Family Dollar stores and 10 Dollar Tree stores. Additionally, the Company opened five Dollar Tree stores that were re-bannered from Family Dollar. Retail selling square footage at quarter end was approximately 120.1 million square feet.

Full Year Results

Consolidated net sales for the 52-week fiscal 2018 increased 2.6% to $22.82 billion from $22.25 billion in the 53-week fiscal 2017. Excluding $406.6 million of sales from the prior year’s 53rd week, consolidated net sales increased 4.5%. Enterprise same-store sales increased 1.7%. Same-store sales for the Dollar Tree banner increased 3.3%. Same-store sales for the Family Dollar banner increased 0.1%.

Gross profit decreased by $74.4 million to $6.95 billion in fiscal 2018 compared to $7.02 billion in the prior year’s 53-week period. As a percentage of sales, gross margin decreased to 30.4% from 31.6% in the prior year.

Selling, general and administrative expenses, including discrete charges, were 34.5% of sales compared to 22.6% of sales in the prior year. Excluding adjustments in both periods, selling, general and administrative expenses were 22.6% of sales for fiscal 2018 and 22.4% of sales for fiscal 2017.

GAAP operating loss in fiscal 2018 was $939.5 million compared to operating income of $2.00 billion in fiscal 2017. Excluding the discrete charges from the current year and the net receivable recovery and workers compensation reserve from the prior year, adjusted operating income was $1.84 billion in fiscal 2018 compared with $2.03 billion in fiscal 2017 and adjusted operating income margin was 8.1% in fiscal 2018 compared to 9.1% of sales in the 53-week fiscal 2017.

Net interest expense was $370.0 million in fiscal 2018 compared to $301.8 million in the prior year. The increase is due to the prepayment premiums paid during the first quarter of 2018 of $107.8 million and $6.5 million related to the redemption of the 5.75% Senior Notes due 2023 and Term Loan B-2, respectively. Also, in connection with the debt refinancing in the first quarter of 2018, the expensing of approximately $41.2 million of amortizable non-cash deferred financing costs was accelerated and with the early payment of the $782.0 million term loan facility in the fourth quarter of 2018, the expensing of an additional $1.5 million in deferred financing costs was accelerated in fiscal 2018. These increases were partially offset by lower interest expense, subsequent to the refinancing, in the second, third and fourth quarters of fiscal 2018.

The Company's effective tax rate for the year was 21.5% compared to a benefit of 0.6% in the prior year. The rate in 2018 is the result of the goodwill impairment charge not being tax deductible. The prior year benefit was the result of the TCJA.

Net loss, including discrete charges, for fiscal 2018 was $1.59 billion and GAAP diluted loss per share was $6.66 compared to diluted earnings per share of $7.21 in the prior year. On an adjusted basis, diluted earnings per share increased 12.1% to $5.45 compared to an adjusted $4.86 in the 53-week fiscal 2017. Please see the Reconciliation of Non-GAAP Financial Measures for the detail on adjustments.

Family Dollar Update

Philbin added, “Since the merger, we have prepaid $4.3 billion dollars of debt, captured significant synergies in both brands, and fully integrated most systems, functions and departments across banners. By July, we will complete the most important phase: unifying our headquarters under one roof in Virginia. With these improvements behind us coupled with an investment grade debt rating and expected operating cash flow, before capital expenditures, of approximately $2.0 billion in 2019, we are in an ideal spot to accelerate our initiatives to position the Family Dollar and Dollar Tree banners for success.”

2019 Store Optimization Program

•
After continued development, experimentation and testing, the Company is very pleased to roll out a new model for both new and renovated Family Dollar stores internally known as H2. This new H2 model has significantly improved merchandise offerings, including Dollar Tree $1.00 merchandise, throughout the store. H2 has produced increased traffic and provided an average comparable store sales lift in excess of 10% over control stores. H2 performs well in a variety of locations, and especially in locations where Family Dollar has in the past been the most challenged. The Company plans to renovate at least 1,000 of these stores this year and will pursue an accelerated renovation schedule in future years.

•
The Company closed 84 under-performing stores in the fourth quarter - closing 37 more than originally planned for the year. In fiscal 2019, the Company is seeking to obtain material rent concessions from landlords on under-performing stores. Without such concessions, the Company expects to accelerate its pace of store closings to as many as 390 stores in fiscal 2019 (compared to the banner’s normal annual closing cadence of approximately 75 stores).

•	The Company plans to re-banner approximately 200 Family Dollar stores to the Dollar Tree banner in 2019.

•	Additionally, the Company plans to install adult beverages in approximately 1,000 stores and expand freezers and coolers in approximately 400 stores.

The actions taken in 2019 under the Store Optimization Program alone are expected to provide a comparable store sales lift of up to 1.5% once they have been implemented by the end of fiscal 2019.

Integration Update

Nearly all systems, functions and departments at Family Dollar and Dollar Tree have been substantially integrated with the primary exceptions of merchandising, store operations, and loss prevention. Real estate, supply chain, strategic planning, global sourcing, information technology, store development, finance, human resources, inventory management, and legal have been integrated to a significant degree. These integrations have resulted in annual savings exceeding $50 million, with another $15 million in expected annual savings upon completion of campus consolidation.

The acquisition of Family Dollar has contributed significantly to the Dollar Tree banner’s increasing profitability. The re-bannered Family Dollar stores have improved Dollar Tree’s profitability by more than $55 million per year, which we expect to increase as more Family Dollar stores are re-bannered. The Dollar Tree banner has benefitted from combining its purchasing power with Family Dollar. Annual savings for the Dollar Tree banner are estimated to be more than $60 million in indirect procurement (including capital expenditures), and more than $70 million in initial merchandise cost. The Company expects to benefit from future savings as well as from other ongoing initiatives and business improvements. These savings have helped to offset investments in the business, such as improved merchandise values and increased store labor, and cost increases such as wage rates, fuel costs, and freight charges due to the driver shortage, which also impact Family Dollar and the retail sector more broadly.

As part of Dollar Tree, the Family Dollar banner has benefited from more than $145 million in estimated annual savings for indirect procurement (including capital expenditures) and more than $100 million in initial merchandise cost. As a percentage of sales, Family Dollar has decreased its initial merchandise cost by approximately 1.53% from fiscal 2015 to fiscal 2018. The Company has reinvested much of these savings into the business through price reductions at stores, increased merchandise value, and increased staffing. The savings have also been offset by higher costs of items included in the gross margin calculation, such as distribution, shrink, freight and fuel. The Company expects the merger to result in continued savings in the future.

Dollar Tree Price Test

The Company continues to believe that the Dollar Tree banner has one of the most unique, differentiated and defensible brand concepts in all of value retail. The one-dollar fixed-price point has been a critical element of Dollar Tree’s success, generating deep customer loyalty and strong historical performance. While the Company will not undermine this important value proposition for customers, testing new initiatives is an essential component of the Company’s ability to evolve and provide the best customer experience, including multi-price point testing, which has been done on prior occasions.

The ability to test multi-price points is enhanced by Family Dollar. The merchandise team at Family Dollar has the expertise and purchasing power to purchase high value multi-price merchandise for these test stores.

Company Outlook

In fiscal 2019, the Company will be accelerating its store optimization program, and currently expects to renovate at least 1,000 Family Dollar stores. The Company plans to open 350 new Dollar Tree and 200 new Family Dollar stores, as well as re-bannering an additional 200 Family Dollar stores to Dollar Tree stores. The Company also expects to accelerate its pace of Family Dollar store closings by closing as many as 390 additional under-performing stores. The total number of stores closed may change depending on the Company’s ability to achieve material rent concessions from landlords.

The Company estimates consolidated net sales for the first quarter of 2019 to range from $5.74 billion to $5.85 billion, based on a low single-digit increase in same-store sales for the combined enterprise. Diluted earnings per share are estimated to be in the range of $1.05 to $1.15.

For fiscal 2019, our guidance is based on the expectation that Section 301 tariffs would move to 25% in March 2019. If these tariffs do not move to 25%, we expect to see margin benefit in the second half of fiscal 2019.

The Company estimates consolidated net sales will range from $23.45 billion to $23.87 billion. This estimate is based on a low single-digit increase in same-store sales and approximately 1.0% square footage growth. Diluted earnings per share are expected to range from $4.85 to $5.25, and includes discrete costs of approximately $95 million, or $0.31 per share. Diluted earnings per share in fiscal 2019 are also burdened by approximately $0.18 due to the expected tax rate being 22.6% as compared to 19.9%, excluding the goodwill impairment charge, in fiscal 2018.

The $95 million in discrete costs are related to the following initiatives:

•	$37 million of Store Support Center consolidation costs,

•	$30 million of incremental initiative costs based on project count and velocity, and

•	$28 million of store closure costs.

These initiative-related costs are expected to be incurred disproportionately, as approximately 75% will be incurred in the first half and 25% in second half of fiscal 2019, as the Company targets completing the majority of the initiatives by the end of August 2019.

Due to the costs associated with these initiatives, year-over-year operating income is expected to be lower in the first half of fiscal 2019, but is expected to show material improvement in the second half, as the initiatives gain traction. Additionally, we believe that these initiatives will drive business and provide the platform for an accelerated improvement in earnings in fiscal 2020, when the Company’s earnings per share are expected to grow 14% to 18% over reported fiscal 2019 earnings per share.

Philbin concluded, “Our Dollar Tree business has continued to perform extremely well. It’s a concept our customers love, as validated by our streak of 44 consecutive quarters of comp sales growth. We are confident we are taking the appropriate steps to reposition our Family Dollar brand for increasing profitability as business initiatives gain traction in the back half of fiscal 2019. Improving the consistency of execution and optimizing our real estate portfolio will contribute to a meaningful improvement in our shoppers’ in-store experience and store traffic. We believe we are well-positioned to capture the significant opportunity ahead of us as we focus on creating and driving value for our shareholders.”

Conference Call Information

On Wednesday, March 6, 2019, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-667-5617. A recorded version of the call will be available until midnight Tuesday, March 12, 2019, and may be accessed by dialing 888-203-1112. The access code is 9281767. A webcast of the call is accessible through Dollar Tree's website and will remain online through Tuesday, March 12, 2019.

Dollar Tree, a Fortune 200 Company, operated 15,237 stores across 48 states and five Canadian provinces as of February 2, 2019. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate,” “may,” “will,” “should,” “predict,” “possible,” “potential,” “continue,” “strategy,” and similar expressions. For example, our forward-looking statements include statements regarding 2020 earnings per share growth, first quarter 2019 and full-year 2019 results of operations, including consolidated net sales, expenses, same-store sales, operating income, diluted earnings per share, operating cash flow and tax rate; our square footage growth; our expectations regarding tariff increases and plans to address the effects of tariffs on our business; the impacts of increases in wage rates, fuel costs and freight costs on our business; the timing of and expected annual cost savings from the completion of our headquarters consolidation; the benefits, results and effects of the ongoing integration with Family Dollar, including our estimates of future annual cost savings resulting from the acquisition and our efforts to make both Company-wide improvements as well as those targeted at Family Dollar; our plans and expectations relating to our store optimization program, including the opening of new stores, renovation of Family Dollar stores, re-bannering Family Dollar stores to Dollar Tree stores and closing Family Dollar stores, and the impact of the optimization program on comparable store sales and profitability; our plans regarding the testing of multi-price points at certain Dollar Tree stores; and our other plans, objectives, expectations (financial and otherwise) and intentions.  These statements are subject to risks and uncertainties.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K/A filed March 26, 2018, and other filings with the Securities and Exchange Commission.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$6,205.2	$6,360.6	$22,823.3	$22,245.5

Cost of sales	4,293.1	4,259.6	15,875.8	15,223.6

Gross profit	1,912.1	2,101.0	6,947.5	7,021.9
	30.8%	33.0%	30.4%	31.6%

Selling, general & administrative expenses, excluding Goodwill impairment and Receivable impairment	1,332.5	1,370.4	5,160.0	5,004.3
	21.5%	21.5%	22.6%	22.5%

Goodwill impairment	2,727.0	—	2,727.0	—
	43.9%	0.0%	11.9%	0.0%

Receivable impairment	—	(35.0)	—	18.5
	0.0%	(0.5%)	0.0%	0.1%

Selling, general & administrative expenses	4,059.5	1,335.4	7,887.0	5,022.8
	65.4%	21.0%	34.5%	22.6%

Operating income (loss)	(2,147.4)	765.6	(939.5)	1,999.1
	(34.6%)	12.0%	(4.1%)	9.0%

Interest expense, net	46.3	81.6	370.0	301.8
Other expense (income), net	0.4	(7.5)	(0.5)	(6.7)

Income (loss) before income taxes	(2,194.1)	691.5	(1,309.0)	1,704.0
	(35.4%)	10.9%	(5.7%)	7.7%

Provision for income taxes	112.9	(348.6)	281.8	(10.3)
Income tax rate	5.1%	(50.4%)	21.5%	(0.6%)

Net income (loss)	$(2,307.0)	$1,040.1	$(1,590.8)	$1,714.3
	(37.2%)	16.4%	(7.0%)	7.7%

Net earnings (loss) per share:
Basic	$(9.69)	$4.38	$(6.69)	$7.24
Weighted average number of shares	238.0	237.2	237.9	236.8

Diluted	$(9.66)	$4.37	$(6.66)	$7.21
Weighted average number of shares	238.9	238.2	238.7	237.7

The 53 weeks ended February 3, 2018 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional transparency in the form of non-GAAP measures that exclude the unusual, non-recurring expenses and benefits outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

Fiscal 2018:

In the fourth quarter of 2018, the Company recorded $40.0 million in sku rationalization markdown expense in the Family Dollar segment.

Based on the Company’s strategic reassessment of the Family Dollar segment, management determined there were indicators that the goodwill of the business may be impaired. Accordingly, a goodwill impairment test was performed in the fourth quarter of 2018. The results of the impairment test showed that the fair value of the Family Dollar business was lower than the carrying value, resulting in a $2.73 billion non-cash pre-tax and after-tax goodwill impairment charge.

In the fourth quarter of 2018, the Company reviewed certain long-lived assets and identifiable intangible assets for impairment. As a result of its impairment analysis, the Company recorded charges of $13.0 million to write down certain store assets, including $6.1 million associated with impairment of favorable lease rights.

In the first quarter of 2018, the Company entered into a credit agreement that provided a $1.25 billion revolving credit facility and a $782.0 million term loan facility. The Company also announced the registered offering of $750.0 million aggregate principal amount of Senior Floating Rate Notes due 2020, $1.0 billion of 3.70% Senior Notes due 2023, $1.0 billion of 4.00% Senior Notes due 2025 and $1.25 billion of 4.20% Senior Notes due 2028. In connection with entry into the credit agreement, the Company terminated the then-existing senior secured credit facilities and paid a redemption premium of $6.5 million for the early payment of the Term Loan B-2. In connection with the offering of the Senior Notes, the Company redeemed the 5.75% Senior Notes due 2023 and paid a redemption premium of $107.8 million. In connection with the termination of the existing senior secured credit facilities and the payment of the Term Loan B-2 and the 5.75% Senior Notes due 2023, the Company accelerated the expensing of approximately $41.2 million of amortizable non-cash deferred financing costs and expensed approximately $0.4 million in non-capitalizable transaction costs. Interest on the new debt was approximately $7.9 million in the first quarter and the interest foregone on the redemption of the Term Loan A-1 and Term Loan B-2 was approximately $3.3 million. In the fourth quarter of 2018, the Company prepaid the $782.0 million term loan facility and accelerated the expensing of $1.5 million of amortizable non-cash deferred financing costs.

Fiscal 2017:

In the first half of 2017, the Company evaluated the collectability of its divestiture-related receivable from Dollar Express, which acquired the stores that the Federal Trade Commission required the Company to divest. Based on a number of factors, the Company determined the outstanding balance of $53.5 million was not recoverable and recorded impairment charges to write down the receivable to zero. In the fourth quarter of 2017, a settlement was reached, under which Sycamore Partners and Dollar Express paid the Company $35.0 million which resulted in a partial reversal of the impairment in the fourth quarter of 2017.

In the fourth quarter of 2017, the Company reevaluated its workers' compensation insurance reserves. As a result of the effect of re-bannered Family Dollar stores, among other factors, the Company determined that the Dollar Tree workers' compensation loss reserves were not as predictable as they were previously. Therefore, the Company concluded that it was no longer appropriate to discount these reserves and recorded a $12.6 million adjustment to record the reserves on an undiscounted basis.

On January 30, 2018, the Company provided an irrevocable notice to the holders of the 2020 Notes to call the 2020 Notes on March 1, 2018 and recorded a redemption premium of $9.8 million which was payable on the call date of March 1, 2018.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law. The TCJA lowered the federal corporate tax rate from 35% to 21% and made numerous other law changes effective as of January 1, 2018. The total benefit from the TCJA to the fourth quarter 2017 was $583.7 million.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share (EPS):

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net income (loss) (GAAP)	$(2,307.0)	$1,040.1	$(1,590.8)	$1,714.3
Gross profit adjustment:
Markdowns	40.0	—	40.0	—
SG&A adjustments:
Goodwill impairment	2,727.0	—	2,727.0	—
Store impairments	13.0	—	13.0	—
Receivable impairment (settlement)	—	(35.0)	—	18.5
Workers' compensation reserve	—	12.6	—	12.6
Interest expense adjustments:
Redemption premiums, deferred financing costs acceleration, non-capitalizable transaction costs and interest changes related to refinancing	1.5	9.8	162.0	9.8
Total adjustments	2,781.5	(12.6)	2,942.0	40.9
Provision for income taxes on adjustments[1]	(12.5)	(578.3)	(49.5)	(598.6)
Adjusted Net income (Non-GAAP)	$462.0	$449.2	$1,301.7	$1,156.6

Diluted earnings (loss) per share (GAAP)	$(9.66)	$4.37	$(6.66)	$7.21
Adjustments, net of tax	11.59	(2.48)	12.11	(2.35)
Adjusted Diluted EPS (Non-GAAP)	$1.93	$1.89	$5.45	$4.86

[1] For the 14 and 53 weeks ended February 3, 2018, the adjustment to the Provision for income taxes includes the impact of the TCJA, which resulted in a benefit of $583.7 million or $2.45 per share.

Reconciliation of Adjusted Operating Income:

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Operating income (loss) (GAAP)	$(2,147.4)	$765.6	$(939.5)	$1,999.1
Gross profit adjustment:
Markdowns	40.0	—	40.0	—
SG&A adjustments:
Goodwill impairment	2,727.0	—	2,727.0	—
Store impairments	13.0	—	13.0	—
Receivable impairment (settlement)	—	(35.0)	—	18.5
Workers' compensation reserve	—	12.6	—	12.6
Total adjustments	2,780.0	(22.4)	2,780.0	31.1
Adjusted Operating income (Non-GAAP)	$632.6	$743.2	$1,840.5	$2,030.2

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Operating Income - Dollar Tree Segment:

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Operating income (GAAP)	$542.7	$560.0	$1,502.5	$1,481.9
SG&A adjustments:
Store impairments	2.2	—	2.2	—
Workers' compensation reserve	—	12.6	—	12.6
Total adjustments	2.2	12.6	2.2	12.6
Adjusted Operating income (Non-GAAP)	$544.9	$572.6	$1,504.7	$1,494.5

Reconciliation of Adjusted Operating Income - Family Dollar Segment:

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Operating income (loss) (GAAP)	$(2,690.1)	$205.6	$(2,442.0)	$517.2
Gross profit adjustment:
Markdowns	40.0	—	40.0	—
SG&A adjustments:
Goodwill impairment	2,727.0	—	2,727.0	—
Store impairments	10.8	—	10.8	—
Receivable impairment (settlement)	—	(35.0)	—	18.5
Total adjustments	2,777.8	(35.0)	2,777.8	18.5
Adjusted Operating income (Non-GAAP)	$87.7	$170.6	$335.8	$535.7

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)

	13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
	February 2, 2019		February 3, 2018		February 2, 2019		February 3, 2018 (a)
	(Unaudited)		(Unaudited)		(Unaudited)
Net sales:
Dollar Tree	$3,305.1		$3,320.9		$11,712.1		$11,164.4
Family Dollar	2,900.1		3,039.7		11,111.2		11,081.1
Total net sales	$6,205.2		$6,360.6		$22,823.3		$22,245.5

Gross profit:
Dollar Tree	$1,227.7	37.1%	$1,263.4	38.0%	$4,137.5	35.3%	$3,998.5	35.8%
Family Dollar	684.4	23.6%	837.6	27.6%	2,810.0	25.3%	3,023.4	27.3%
Total gross profit	$1,912.1	30.8%	$2,101.0	33.0%	$6,947.5	30.4%	$7,021.9	31.6%

Operating income (loss):
Dollar Tree	$542.7	16.4%	$560.0	16.9%	$1,502.5	12.8%	$1,481.9	13.3%
Family Dollar	(2,690.1)	(92.8)%	205.6	6.8%	(2,442.0)	(22.0)%	517.2	4.7%
Total operating income (loss)	$(2,147.4)	(34.6)%	$765.6	12.0%	$(939.5)	(4.1)%	$1,999.1	9.0%

	13 Weeks Ended			14 Weeks Ended			52 Weeks Ended			53 Weeks Ended
	February 2, 2019			February 3, 2018			February 2, 2019			February 3, 2018
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	6,923	8,264	15,187	6,604	8,140	14,744	6,650	8,185	14,835	6,360	7,974	14,334
New	83	60	143	51	86	137	320	226	546	315	288	603
Re-banner (b)	5	(4)	1	—	—	—	52	(53)	(1)	—	—	—
Closings	(10)	(84)	(94)	(5)	(41)	(46)	(21)	(122)	(143)	(25)	(77)	(102)
Ending	7,001	8,236	15,237	6,650	8,185	14,835	7,001	8,236	15,237	6,650	8,185	14,835
Selling Square Footage (in millions)	60.3	59.8	120.1	57.3	59.3	116.6	60.3	59.8	120.1	57.3	59.3	116.6
Growth Rate (Square Footage)	5.2%	0.8%	3.0%	4.8%	2.8%	3.7%	5.2%	0.8%	3.0%	4.8%	2.8%	3.7%

(a) The 53 weeks ended February 3, 2018 information was derived from the audited consolidated financial statements as of that date.
(b) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)

	February 2,	February 3,
	2019	2018
	(Unaudited)

Cash and cash equivalents	$422.1	$1,097.8
Merchandise inventories, net	3,536.0	3,169.3
Other current assets	335.2	309.2
Total current assets	4,293.3	4,576.3

Property, plant and equipment, net	3,445.3	3,200.7
Restricted cash	24.6	—
Goodwill	2,296.6	5,025.2
Favorable lease rights, net	288.7	375.3
Trade name intangible asset	3,100.0	3,100.0
Other assets	52.7	55.3

Total assets	$13,501.2	$16,332.8

Current portion of long-term debt	$—	$915.9
Accounts payable	1,416.4	1,174.8
Income taxes payable	60.0	31.5
Other current liabilities	619.3	736.9
Total current liabilities	2,095.7	2,859.1

Long-term debt, net, excluding current portion	4,265.3	4,762.1
Unfavorable lease rights, net	78.8	100.0
Deferred income taxes, net	973.2	985.2
Income taxes payable, long-term	35.4	43.8
Other liabilities	409.9	400.3

Total liabilities	7,858.3	9,150.5

Shareholders' equity	5,642.9	7,182.3

Total liabilities and shareholders' equity	$13,501.2	$16,332.8

The February 3, 2018 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	52 Weeks Ended	53 Weeks Ended
	February 2,	February 3,
	2019	2018
	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$(1,590.8)	$1,714.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	2,727.0	—
Receivable impairment	—	18.5
Depreciation and amortization	621.1	611.2
Provision for deferred income taxes	(12.1)	(473.5)
Amortization of debt discount and debt-issuance costs	57.2	15.4
Other non-cash adjustments to net income (loss)	70.9	76.6
Loss on debt extinguishment	114.7	—
Changes in operating assets and liabilities	(222.0)	(452.3)
Total adjustments	3,356.8	(204.1)
Net cash provided by operating activities	1,766.0	1,510.2

Cash flows from investing activities:
Capital expenditures	(817.1)	(632.2)
Proceeds from sale of restricted and unrestricted investments	—	4.0
Proceeds from fixed asset disposition	0.4	0.3
Net cash used in investing activities	(816.7)	(627.9)

Cash flows from financing activities:
Proceeds from long-term debt, net of discount	4,775.8	—
Principal payments for long-term debt	(6,214.7)	(659.1)
Debt-issuance and debt extinguishment costs	(155.3)	—
Proceeds from revolving credit facility	50.0	—
Repayments of revolving credit facility	(50.0)	—
Proceeds from stock issued pursuant to stock-based compensation plans	17.5	35.0
Cash paid for taxes on exercises/vesting of stock-based compensation	(23.2)	(27.4)
Net cash used in financing activities	(1,599.9)	(651.5)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.5)	0.6
Net increase (decrease) in cash, cash equivalents and restricted cash	(651.1)	231.4
Cash, cash equivalents and restricted cash at beginning of period	1,097.8	866.4
Cash, cash equivalents and restricted cash at end of period	$446.7	$1,097.8

The 53 weeks ended February 3, 2018 information was derived from the audited consolidated financial statements as of that date.